Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Altra Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Altra Holdings, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income (loss), convertible preferred stock and stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the consolidated financial statement schedules listed in the index at Item 15(a)(2). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Altra Holdings, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 9 to the consolidated financial statements, in fiscal 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” As discussed in Note 10 to the consolidated financial statements, in fiscal 2006, the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Altra Holdings, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 6, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

March 6, 2009, except for Note 19,
as to which the date is November 4, 2009

ALTRA HOLDINGS, INC.

Consolidated Balance Sheets

	December 31,
	2008	2007
	Amounts in thousands, except share amounts

ASSETS
Current assets:
Cash and cash equivalents	$52,073	$45,807
Trade receivable, less allowance for doubtful accounts of $1,277 and $1,548 at December 31, 2008 and December 31, 2007, respectively	68,803	73,248
Inventories	98,410	101,835
Deferred income taxes	8,032	8,286
Receivable from sale of Electronics Division (See Note 4)	—	17,100
Assets held for sale (See Note 6)	4,676	4,728
Prepaid expenses and other current assets	6,514	5,578

Total current assets	238,508	256,582
Property, plant and equipment, net	110,220	113,043
Intangible assets, net	79,339	88,943
Goodwill	77,497	114,979
Deferred income taxes	495	231
Other non-current assets	7,525	6,747

Total assets	$513,584	$580,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,890	$41,668
Accrued payroll	16,775	16,988
Accruals and other current liabilities	18,755	22,001
Deferred income taxes	6,906	8,060
Current portion of long-term debt	3,391	2,667

Total current liabilities	79,717	91,384
Long-term debt — less current portion and net of unaccreted discount and premium	258,132	291,399
Deferred income taxes	23,336	24,490
Pension liabilities	11,854	13,431
Other post retirement benefits	2,270	3,170
Long-term taxes payable	7,976	5,911
Other long-term liabilities	1,434	4,308
Commitments and contingencies (See Note 16)	—	—
Stockholders’ equity:
Common stock ($0.001 par value, 90,000,000 shares authorized, 25,582,543 and 25,128,873 issued and outstanding at December 31, 2008 and 2007, respectively)	26	25
Additional paid-in capital	129,604	127,653
Retained earnings	23,325	16,831
Accumulated other comprehensive (loss) income	(24,090)	1,923

Total stockholders’ equity	128,865	146,432

Total liabilities and stockholders’ equity	$513,584	$580,525

The accompanying notes are an integral part of these consolidated financial statements.

ALTRA HOLDINGS, INC.

Consolidated Statements of Income and Comprehensive Income (Loss)

	Year Ended December 31,
	2008	2007	2006
	Amounts in thousands, except per share data

Net sales	$635,336	$584,376	$462,285
Cost of sales	449,244	419,109	336,836

Gross profit	186,092	165,267	125,449
Operating expenses:
Selling, general and administrative expenses	99,185	93,211	83,276
Research and development expenses	6,589	6,077	4,938
Goodwill impairment	31,810	—	—
(Gain) loss from post-retirement benefit plan	(925)	2,745	(3,838)
Restructuring costs	2,310	2,399	—
Loss on sale/disposal of assets	1,584	—	—

	140,553	104,432	84,376
Income from operations	45,539	60,835	41,073
Other non-operating income and expense:
Interest expense, net	28,339	38,554	25,479
Other non-operating (income) expense, net	(6,249)	612	856

	22,090	39,166	26,335
Income from continuing operations before income taxes	23,449	21,669	14,738
Provision for income taxes	16,731	8,208	5,797

Net income from continuing operations	6,718	13,461	8,941
Net loss from discontinued operations, net of income taxes of $43 and $6,109	(224)	(2,001)	—

Net income	$6,494	$11,460	$8,941

Consolidated Statement of Comprehensive Income (Loss)
Pension liability adjustment	$(2,038)	$482	$696
Foreign currency translation adjustment	(23,975)	4,505	677

Comprehensive income (loss)	$(19,519)	$16,447	$10,314

Weighted average shares, basic	25,496	23,579	1,183
Weighted average shares, diluted	26,095	24,630	19,525
Basic earnings per share:
Net income from continuing operations	$0.26	$0.57	$7.56
Net loss from discontinued operations	(0.01)	(0.08)	—

Net income	$0.25	$0.49	$7.56

Diluted earnings per share:
Net income from continuing operations	$0.26	$0.55	$0.46
Net loss from discontinued operations	(0.01)	(0.08)	—

Net income	$0.25	$0.47	$0.46

The accompanying notes are an integral part of these consolidated financial statements.

ALTRA HOLDINGS, INC.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity

							Accumulated
					Additional	Retained	Other
	Preferred		Common		Paid in	Earnings	Comprehensive
	Stock	Shares	Stock	Shares	Capital	(Deficit)	Income (Loss)	Total
	Amounts in thousands

Balance at December 31, 2005	$35,500	35,500	—	53	113	(3,389)	(7,273)	24,951
Conversion of preferred stock into common stock	(35,500)	(35,500)	18	17,750	35,482	—	—	—
Issuance of common stock, net of offering costs	—	—	3	3,333	39,367	—	—	39,370
Stock based compensation and vesting of restricted stock	—	—	—	332	1,945	—	—	1,945
Net income	—	—	—	—	—	8,941	—	8,941
Cumulative foreign currency translation adjustment, net of $880 tax expense	—	—	—	—	—	—	677	677
Minimum pension liability adjustment and cumulative transition to SFAS No. 158, net of $2,165 tax expense	—	—	—	—	—	—	3,532	3,532

Balance at December 31, 2006	$—	—	$21	21,468	$76,907	$5,552	$(3,064)	$79,416

Issurance of common stock, net of offering costs	—	—	3	3,178	48,708	—	—	48,711
Stock based compensation and vesting of restricted stock	—	—	1	483	2,038	—	—	2,039
Net income	—	—	—	—	—	11,460	—	11,460
Adoption of FIN 48	—	—	—	—	—	(181)	—	(181)
Cumulative foreign currency translation adjustment, net of $1,873 tax expense	—	—	—	—	—	—	4,505	4,505
Minimum pension liability adjustment, net of $28 tax expense	—	—	—	—	—	—	482	482

Balance at December 31, 2007	$—	—	$25	25,129	$127,653	$16,831	$1,923	$146,432

Stock based compensation and vesting of restricted stock	—	—	1	454	1,951	—	—	1,952
Net income						6,494		6,494
Cumulative foreign currency translation adjustment, net of $1,594 of tax expense	—	—	—	—	—	—	(23,975)	(23,975)
Minimum pension liability adjustment, net of $1,120 tax expense	—	—	—	—	—	—	(2,038)	(2,038)

Balance at December 31, 2008	$—	—	$26	25,583	$129,604	$23,325	$(24,090)	$128,865

The accompanying notes are an integral part of these consolidated financial statements.

ALTRA HOLDINGS, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2008	2007	2006
	Amounts in thousands

Cash flows from operating activities
Net income	$6,494	$11,460	$8,941
Adjustments to reconcile net income to net cash flows:
Depreciation	15,379	16,447	10,821
Amortization of intangible assets	5,689	5,492	3,790
Amortization and write-offs of deferred loan costs	2,133	3,448	1,255
(Gain) loss on foreign currency, net	(5,049)	732	1,079
Accretion and write-off of debt discount and premium, net	898	774	942
Goodwill impairment charge	31,810	—	—
Amortization of inventory fair value adjustment	—	926	2,278
Loss (gain) on sale of Electronics Division	224	(2,927)	—
Loss on disposal of fixed assets	1,584	313	—
(Gain) loss on post-retirement benefit plan	(925)	2,745	(3,838)
Stock based compensation	1,951	2,038	1,945
Provision for deferred taxes	1,401	5,455	1,190
Changes in assets and liabilities:
Trade receivables	(933)	4,318	(330)
Inventories	(2,074)	(2,277)	(3,973)
Accounts payable and accrued liabilities	(13,268)	(10,690)	(11,427)
Other current assets and liabilities	1,269	3,735	(2,297)
Other operating assets and liabilities	(1,469)	(181)	752

Net cash provided by operating activities	45,114	41,808	11,128

Cash flows from investing activities
Purchase of fixed assets	(19,289)	(11,633)	(9,408)
Proceeds from sale of Electronics Division, net of cash of $1,072	17,310	10,828	—
Payments for prior year acquisitions	(1,708)	—	—
Acquisitions, net of $5,222 and $775 of cash acquired in 2007 and 2006, respectively	—	(123,867)	(53,755)

Net cash used in investing activities	(3,687)	(124,672)	(63,163)

Cash flows from financing activities
Proceeds from issuance of Senior Secured Notes	—	106,050	—
Payments on Senior Secured Notes	(27,500)	—	—
Payment of debt issuance costs	—	(4,235)	(2,731)
Payments on Senior Notes	(1,346)	(58,428)	—
Borrowings under revolving credit agreement	—	8,315	5,057
Payments on revolving credit agreement	(1,723)	(13,520)	(5,057)
Proceeds from issuance of Senior Notes	—	—	57,625
Payment on mortgages	(266)	(126)	—
Proceeds from secondary public offering	—	49,592	—
Payment on subordinated notes	—	—	(14,000)
Proceeds from mortgages	—	—	2,510
Proceeds from initial public offering	—	—	41,850
Payment of public offering costs	—	(2,180)	(1,176)
Payment on capital leases	(925)	(931)	(241)

Net cash (used in) provided by financing activities	(31,760)	84,537	83,837

Effect of exchange rate changes on cash and cash equivalents	(3,401)	1,607	665

Net change in cash and cash equivalents	6,266	3,280	32,467
Cash and cash equivalents at beginning of year	45,807	42,527	10,060

Cash and cash equivalents at end of period	$52,073	$45,807	$42,527

Cash paid during the period for:
Interest	$27,253	$36,961	$23,660
Income taxes	$17,277	$13,277	$2,341
Non-Cash Financing:
Acquisition of capital equipment under capital lease	$352	$2,364	$613
Accrued offering costs	$—	$—	$1,304
Conversion of preferred stock			$35,500

The accompanying notes are an integral part of these consolidated financial statements.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements
Amounts in thousands, unless otherwise noted

1.	Description of Business and Summary of Significant Accounting Policies

Basis of Preparation and Description of Business

Headquartered in Braintree, Massachusetts, Altra Holdings, Inc. (“the Company”), through its wholly-owned subsidiary Altra Industrial Motion, Inc. (“Altra Industrial”) is a leading multi-national designer, producer and marketer of a wide range of mechanical power transmission products. The Company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. The Company’s leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, All Power Transmissions, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Net Income Per Share

Basic earnings per share is based on the weighted average number of common shares outstanding, and diluted earnings per share is based on the weighted average number of common shares outstanding and all dilutive potential common equivalent shares outstanding. Common equivalent shares are included in the per share calculations when the effect of their inclusion would be dilutive.

The following is a reconciliation of basic to diluted net income per share:

	Year Ended December 31,
	2008	2007	2006

Net income from continuing operations	$6,718	$13,461	$8,941
Net loss from discontinued operations	(224)	(2,001)	—

Net income	$6,494	$11,460	$8,941
Shares used in net income per common share — basic	25,496	23,579	1,183
Incremental shares of unvested restricted common stock	599	1,051	1,321
Convertible preferred stock	—	—	17,021

Shares used in net income per common share — diluted	26,095	24,630	19,525
Earnings per share — Basic:
Net income from continuing operations	$0.26	$0.57	$7.56
Net loss from discontinued operations	$(0.01)	$(0.08)	$—

Net income	$0.25	$0.49	$7.56

Earnings per share — Diluted:
Net income from continuing operations	$0.26	$0.55	$0.46
Net loss from discontinued operations	$(0.01)	$(0.08)	$—

Net income	$0.25	$0.47	$0.46

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Fair Value of Financial Instruments

The carrying values of financial instruments, including accounts receivable, accounts payable and other accrued liabilities, approximate their fair values due to their short-term maturities. The carrying amount of the 9% Senior Secured Notes was $242.5 million and $267.2 million at December 31, 2008 and 2007, respectively. The carrying amount of the 11.25% Senior Notes was $4.7 million and $7.8 million as of December 31, 2008 and 2007, respectively. The estimated fair value of the 9% Senior Secured Notes at December 31, 2008 and December 31, 2007 was $232.8 million and $274.1 million, respectively based on quoted market prices for such Notes. The estimated fair value of the 11.25% Senior Notes was approximately £3.3 million ($4.7 million) and £4.3 million ($8.5 million) as of December 31, 2008 and December 31, 2007, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

Foreign currency translation

Assets and liabilities of subsidiaries operating outside of the United States with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period. Revenues and expenses are translated at average exchange rates effective during the respective period.

Foreign currency translation adjustments are included in accumulated other comprehensive income (loss) as a separate component of stockholder’s equity. Net foreign currency transaction gains and losses are included in the results of operations in the period incurred and included in other non-operating expense (income), net in the accompanying statement of income and comprehensive income (loss).

Cash and Cash Equivalents

Cash and cash equivalents include all financial instruments purchased with an initial maturity of three months or less. Cash equivalents are stated at cost, which approximates fair value.

Trade Receivables

An allowance for doubtful accounts is recorded for estimated collection losses that will be incurred in the collection of receivables. Estimated losses are based on historical collection experience, as well as a review by management of the status of all receivables. Collection losses have been within the Company’s expectations.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method for all entities excluding one of the Company’s subsidiaries, TB Woods. TB Wood’s inventory is stated at the lower of cost or market, principally using the last-in, first-out (“LIFO”) method. Inventory stated using the LIFO method approximates 13% of total inventory. The cost of inventories acquired by the Company in its acquisitions reflect their fair values at the date of acquisition as determined by the Company based on the replacement cost of raw materials, the sales price of the finished goods less an appropriate amount representing the expected profitability from selling efforts, and for work-in-process the sales price of the finished goods less an appropriate amount representing the expected profitability from selling efforts and costs to complete.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

The Company periodically reviews its quantities of inventories on hand and compares these amounts to the expected usage of each particular product or product line. The Company records a charge to cost of sales for any amounts required to reduce the carrying value of inventories to its estimated net realizable value.

Property, Plant and Equipment

Property, plant, and equipment are stated at cost, net of accumulated depreciation.

Depreciation of property, plant, and equipment, including capital leases is provided using the straight-line method over the estimated useful life of the asset, as follows:

Buildings and improvements	15 to 45 years
Machinery and equipment	2 to 15 years
Capital lease	Life of lease

Improvements and replacements are capitalized to the extent that they increase the useful economic life or increase the expected economic benefit of the underlying asset. Repairs and maintenance expenditures are charged to expense as incurred.

Intangible Assets

Intangibles represent product technology and patents, tradenames and trademarks and customer relationships. Product technology, patents and customer relationships are amortized on a straight-line basis over 8 to 16 years, which approximates the period of economic benefit. The tradenames and trademarks are considered indefinite-lived assets and are not being amortized. Intangibles are stated at fair value on the date of acquisition. At December 31, 2008, and 2007, intangibles are stated net of accumulated amortization incurred since the date of acquisition and any impairment charges.

Goodwill

Goodwill represents the excess of the purchase price paid by the Company for the Predecessor, Kilian, Hay Hall, Warner Linear, TB Woods, Inc. and All Power Transmission Manufacturing, Inc. (“All Power”) over the fair value of the net assets acquired in each of the acquisitions. Goodwill can be attributed to the value placed on the Company being an industry leader with a market leading position in the Power Transmission industry. The Company’s leadership position in the market was achieved by developing and manufacturing innovative products and management anticipates that its leadership position and profitability will continue to expand, enhanced by cost improvement programs associated with ongoing consolidation and centralization of its operations.

The Company evaluates goodwill for impairment at the reporting unit level. The Company establishes its reporting units based on an analysis of the components that comprise each of our operating segments. Components of an operating segment are aggregated to form one reporting unit if the components have similar economic characteristics. Goodwill is assigned to reporting units as of the date of the related acquisition. To the extent assets and liabilities relate to multiple reporting units, they are allocated on a pro-rata basis to the reporting units. This requires significant use of judgment and estimates.

Impairment of Goodwill and Indefinite-Lived Intangible Assets

In accordance with SFAS 142, the Company conducts an annual impairment review of goodwill and indefinite lived intangible assets in December of each year, unless events occur which trigger the need for an interim impairment review. In connection with the Company’s annual impairment review, goodwill and indefinite lived intangible assets are assessed for impairment by comparing the fair value of the reporting unit

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

to the carrying value using a two step approach. In the first step, the Company estimates future cash flows based upon historical results and current market projections, discounted at a market comparable rate. If the carrying amount of the reporting unit exceeds the estimated fair value, impairment may be present, the Company would then be required to perform a second step in their impairment analysis. In the second step, the Company would evaluate impairment losses based upon the fair value of the underlying assets and liabilities of the reporting unit, including any unrecognized intangible assets, and estimate the implied fair value of the goodwill. An impairment loss is recognized to the extent that a reporting unit’s recorded value of the goodwill asset exceeded its calculated fair value. In addition, to the extent the implied fair value of any indefinite-lived intangible asset is less than the assets carrying value, an impairment loss is recognized on those assets.

As a result of the annual goodwill impairment review in the fourth quarter of 2008, the Company determined that goodwill was impaired at three of our reporting units and therefore recorded a pre-tax charge of $31.8 million in the consolidated statement of income. Significant declines in macroeconomic market conditions, substantial declines in global equity valuations and the Company’s market capitalization were the main causes of the goodwill impairment.

Preparation of forecasts of revenue and profitability growth for use in the long-range plan and the discount rate require significant use of judgment. Changes to the discount rate and the forecasted profitability could affect the estimated fair value of one or more of our reporting units and could result in a goodwill impairment charge in a future period.

Impairment of Long-Lived Assets Other Than Goodwill and Indefinite-Lived Intangible Assets

In accordance with SFAS 144 Accounting for the Impairment or Disposal of Long-lived Assets, long-lived assets, including definite-lived intangible assets, are reviewed for impairment when events or circumstances indicate that the carrying amount of a long-lived asset may not be recovered. Long-lived assets are considered to be impaired if the carrying amount of the asset exceeds the undiscounted future cash flows expected to be generated by the asset over its remaining useful life. If an asset is considered to be impaired, the impairment is measured by the amount by which the carrying amount of the asset exceeds its fair value, and is charged to results of operations at that time.

During the fourth quarter of 2008, a goodwill impairment was identified and recorded. This indicated that there could be an impairment of long-lived assets at those reporting units. We performed an impairment analysis of our long-lived assets at the three reporting units that recorded a goodwill impairment charge. The undiscounted cash flows relating to the definite-lived assets exceeded the carrying value of those assets and therefore no impairment charge was recorded. If market conditions continue to deteriorate in 2009, we may be required to take a charge for impairment of long-lived assets in future periods.

Determining fair values based on discounted cash flows requires our management to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates.

Debt Issuance Costs

Costs directly related to the issuance of debt are capitalized, included in other long-term assets and amortized using the effective interest method over the term of the related debt obligation. The net carrying value of debt issuance costs was approximately $4.0 million and $6.1 million at December 31, 2008 and 2007, respectively.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Revenue Recognition

Product revenues are recognized, net of sales tax collected, at the time title and risk of loss pass to the customer, which generally occurs upon shipment to the customer. Service revenues are recognized as services are performed. Amounts billed for shipping and handling are recorded as revenue. Product return reserves are accrued at the time of sale based on the historical relationship between shipments and returns, and are recorded as a reduction of net sales.

Certain large distribution customers receive quantity discounts which are recognized net at the time the sale is recorded.

Shipping and Handling Costs

Shipping and handling costs associated with sales are classified as a component of cost of sales.

Warranty Costs

Estimated expenses related to product warranties are accrued at the time products are sold to customers. Estimates are established using historical information as to the nature, frequency, and average costs of warranty claims.

Self-Insurance

Certain operations are self-insured up to pre-determined amounts, above which third-party insurance applies, for medical claims, workers’ compensation, vehicle insurance, product liability costs and general liability exposure. The accompanying balance sheets include reserves for the estimated costs associated with these self-insured risks, based on historic experience factors and management’s estimates for known and anticipated claims. A portion of medical insurance costs are offset by charging employees a premium equivalent to group insurance rates.

Research and Development

Research and development costs are expensed as incurred.

Advertising

Advertising costs are charged to selling, general, and administrative expenses as incurred and amounted to approximately $2.3 million, $2.4 million and $2.2 million, for the years ended December 31, 2008, 2007, and 2006, respectively.

Stock-Based Compensation

The Company established the 2004 Equity Incentive Plan that provides for various forms of stock based compensation to officers, directors and senior-level employees of the Company. The Company accounts for grants under this plan in accordance with the provisions of SFAS No. 123(R). Expense associated with equity awards is recognized on a straight-line basis over the requisite service period which typically coincides with the vesting period of the grant.

Income Taxes

The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

operating loss and tax credit carryforwards. The Company evaluates the realizability of its net deferred tax assets and assesses the need for a valuation allowance and on a quarterly basis. The future benefit to be derived from its deferred tax assets is dependent upon the Company’s ability to generate sufficient future taxable income to realize the assets. The Company records a valuation allowance to reduce its net deferred tax assets to the amount that may be more likely than not to be realized. In periods subsequent to an acquisition, if the Company were able to realize net deferred tax assets in excess of their net recorded amount established in the purchase price allocation, an adjustment to the valuation allowance would be recorded as a reduction to goodwill in the period such determination was made.

To the extent the Company establishes a valuation allowance on net deferred assets generated from operations, an expense will be recorded within the provision for income taxes. In periods subsequent to establishing a valuation allowance on net deferred assets from operations, if the Company were to determine that it would be able to realize its net deferred tax assets in excess of their net recorded amount, an adjustment to the valuation allowance would be recorded as a reduction to income tax expense in the period such determination was made.

We assess our income tax positions and record tax benefits for all years subject to examination, based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions for which it is more likely than not that a tax benefit will be sustained, we record the amount that has a greater than 50% likelihood of being realized upon settlement with the taxing authority that has full knowledge of all relevant information. Interest and penalties are accrued, where applicable. If we do not believe that it is more likely than not that a tax benefit will be sustained, no tax benefit is recognized.

Accumulated Other Comprehensive Income (Loss)

The Company’s total accumulated other comprehensive income (loss) is comprised of the following:

	Minimum
	Pension	Cumulative	Accumulated
	Liability/SFAS	Foreign Currency	Other
	No. 158	Translation	Comprehensive
	Asset/(liability)	Adjustment	Income (Loss)

Balance at December 31, 2005	(1,422)	(5,851)	(7,273)
Pension liability adjustment	696	—	696
Foreign currency translation adjustment	—	677	677
Cumulative adjustment for transition to SFAS No. 158	2,836	—	2,836

Balance at December 31, 2006	$2,110	$(5,174)	$(3,064)

Pension liability adjustment	482	—	482
Foreign currency translation adjustment	—	4,505	4,505

Balance at December 31, 2007	$2,592	$(669)	$1,923

Pension liability adjustment	(2,038)	—	(2,038)
Foreign currency translation adjustment	—	(23,975)	(23,975)

Balance at December 31, 2008	$554	$(24,644)	$(24,090)

Reclassifications

Certain prior period amounts have been reclassified in the consolidated financial statements to conform to the current period presentation.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

2.	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”) , which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, on December 14, 2007, the FASB issued proposed FSP FAS 157-b which would delay the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This proposed FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The partial adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an Amendment of FASB Statement No. 115 (“SFAS 159”), which allows an entity to choose to measure certain financial instruments and liabilities at fair value. Subsequent measurements for the financial instruments and liabilities an entity elects to fair value will be recognized in earnings. SFAS 159 also establishes additional disclosure requirements. SFAS 159 was effective for the Company beginning January 1, 2008. The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for the Company beginning January 1, 2009. The Company does not believe that the adoption of SFAS 141R will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for the Company beginning January 1, 2009. The Company does not believe the adoption of SFAS 160 will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

3.	Acquisitions

On April 5, 2007, the Company acquired all of the outstanding shares of TB Wood’s for $24.80 per share, or aggregate consideration of $93.5 million. As part of the TB Wood’s acquisition, the Company retired $18.7 million of TB Wood’s indebtedness and paid $9.2 million to retire options under the TB Wood’s equity plan. TB Wood’s is an established designer, manufacturer and marketer of mechanical and electronic industrial power transmission products.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

The TB Wood’s acquisition has been accounted for in accordance with SFAS No. 141. The closing date of the TB Wood’s acquisition was April 5, 2007, and as such, the Company’s consolidated financial statements reflect TB Wood’s results of operations from that date forward.

The Company has completed its final purchase price allocation. The value of the acquired assets, assumed liabilities and identified intangibles from the acquisition of TB Wood’s, as presented below, are based upon the fair value as of the date of the acquisition. Goodwill and intangibles recorded in connection with the acquisition of TB Wood’s have been allocated across the business units acquired. The purchase price allocation is as follows:

Total purchase price, including closing costs of approximately $2.7 million	$124,092
Cash and cash equivalents	5,522
Trade receivables	16,186
Inventories	29,215
Prepaid expenses and other	1,927
Property, plant and equipment	38,574
Intangible assets	41,901

Total assets acquired	$133,325
Accounts payable, accrued payroll and accruals and other current liabilities	22,768
Debt	18,669
Other liabilities	24,424

Total liabilities assumed	$65,861
Net assets acquired	$67,464
Excess purchase price over fair value of net assets acquired	$56,628

The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

The estimated amounts recorded as intangible assets consist of the following:

Customer relationships, subject to amortization	$30,117
Trade names and trademarks, not subject to amortization	11,784

Total intangible assets	$41,901

Customer relationships are subject to amortization over their estimated useful lives of 16 years representing the anticipated period over which the Company estimates it will benefit from the acquired assets. The acquisition of TB Woods resulted in $9.1 million of tax deductible goodwill.

On October 5, 2007, the Company acquired substantially all of the assets of All Power Transmission Manufacturing, Inc. (“All Power”). Approximately $5.0 million was paid at closing and the remaining $2.6 million of consideration was issued in the form of a note payable, due in installments over a 2 year period. The total cash payments including deal costs and the net present value of the $2.6 million note payable reflects the total purchase consideration of $7.2 million.

The All Power acquisition has been accounted for in accordance with SFAS No. 141. The closing date of the All Power acquisition was October 19, 2007, and as such, the Company’s consolidated financial statements reflect All Power’s results of operations from that date forward.

The fair value of All Power’s acquired net assets was $4.3 million consisting primarily of accounts receivable, inventory, fixed assets, accounts payable and accrued liabilities. The Company identified

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

$2.4 million of intangible assets related to customer relationships. These customer relationship intangibles will be amortized over a period of 10 years representing the anticipated period over which the Company estimates it will benefit from the acquired assets. The Company recorded the $0.6 million excess purchase price over the fair value of the net assets acquired as goodwill. The Company has completed its final purchase price allocation. The All Power acquisition resulted in goodwill that the Company believes is deductible for tax purposes.

On February 10, 2006, the Company purchased all of the outstanding share capital of Hay Hall for $49.2 million. During 2007, the purchase price was reduced by $0.4 million related to the finalization of the working capital adjustment in accordance with the terms of the purchase price agreement. Included in the purchase price was $6.0 million paid in the form of deferred consideration. At the closing the Company deposited such deferred consideration into an escrow account for the benefit of the former Hay Hall shareholders. The deferred consideration is represented by a loan note. While the former Hay Hall shareholders will hold the note, their rights will be limited to receiving the amount of the deferred consideration placed in the escrow account. They will have no recourse against the Company unless we take action to prevent or interfere in the release of such funds from the escrow account. At closing, Hay Hall and its subsidiaries became the Company’s direct or indirect wholly owned subsidiaries. Hay Hall is a UK-based holding company established in 1996 that is focused primarily on the manufacture of couplings and clutch brakes. Hay Hall consists of five main businesses that are niche focused and have strong brand names and established reputations within their primary markets.

The Hay Hall acquisition has been accounted for in accordance with SFAS No. 141. The closing date of the Hay Hall acquisition was February 10, 2006, and as such, the Company’s consolidated financial statements reflect Hay Hall’s results of operations from that date forward.

The Company has completed its final purchase price allocation. The value of the acquired assets, assumed liabilities and identified intangibles from the acquisition of Hay Hall, as presented below, are based upon fair value as of the date of the acquisition. The goodwill and intangibles recorded in connection with the acquisition of Hay Hall have been allocated across the business units acquired. The final purchase price allocation is as follows:

Total purchase price, including closing costs of approximately $1.8 million and the working capital adjustment of $0.4 million	$50,584

Cash and cash equivalents	775
Trade receivables	12,111
Inventories	17,004
Prepaid expenses and other	510
Property, plant and equipment	13,670
Intangible assets	16,352

Total assets acquired	60,422
Accounts payable, accrued payroll, and accruals and other current liabilities	12,971
Other liabilities	8,784

Total liabilities assumed	21,755

Net assets acquired	38,667

Excess purchase price over the fair value of net assets acquired	$12,809

The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

The amounts recorded as intangible assets consist of the following:

Patents, subject to amortization	$110
Customer relationships, subject to amortization	9,312
Trade names and trademarks, not subject to amortization	6,930

Total intangible assets	$16,352

Customer relationships are amortized on a straight-line basis over 11 years representing the anticipated periods over which the Company estimates it will benefit from the acquired assets. The Company anticipates that substantially all of this amortization is deductible for income tax purposes. The acquisition of Hay Hall did not result in any tax deductible goodwill.

On May 18, 2006, the Company entered into a purchase agreement with the shareholders of Bear Linear LLC, or Bear, to purchase substantially all of the assets of the company for $5.0 million. Approximately $3.5 million was paid at closing and the remaining $1.5 million is payable over the next 2.5 years. Bear manufacturers high value-added linear actuators for mobile off-highway and industrial applications.

The Bear acquisition has been accounted for in accordance with SFAS No. 141. The closing date of the Bear acquisition was May 18, 2006, and as such, the Company’s consolidated financial statements reflect Bear’s results of operations from that date forward.

Bear had approximately $0.5 million of net assets at closing consisting primarily of accounts receivable, inventory, fixed assets and accounts payable and accrued liabilities. The Company did not identify any specifically identifiable intangible assets. The Company recorded the $4.2 million excess purchase price over the fair value of the net assets acquired as goodwill. The Company has completed its final purchase price allocation. The Bear Linear acquisition resulted in goodwill that the Company believes is tax deductible.

The following table sets forth the unaudited pro forma results of operations of the Company for the year to date periods ended December 31, 2007 and 2006 as if the Company had acquired TB Wood’s, Hay Hall, Bear Linear and All Power at the beginning of the respective periods. The pro forma information contains the actual operating results of the Company and TB Wood’s, Hay Hall, Bear Linear and All Power with the results prior to April 5, 2007, for TB Wood’s, February 11, 2006 for Hay Hall, May 19, 2006 for Bear Linear and October 19, 2007 for All Power, adjusted to include the pro forma impact of (i) additional depreciation expense as a result of estimated depreciation on fair value of fixed assets; (ii) additional expense as a result of estimated amortization of identifiable intangible assets; (iii) additional interest expense associated with debt issued on April 5, 2007 in connection with the TB Wood’s Acquisition, (iv) elimination of intercompany sales between Hay Hall and the Company and (v) and an adjustment to the tax provision for the tax effect of the above adjustments. The unaudited pro-forma financial information for the year to date period ended December 31, 2007 and 2006 includes a non-recurring charge to step-up the value of acquired inventory sold of $0.9 million and $2.3 million, respectively. These pro forma amounts do not purport to be indicative of the

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

results that would have actually been obtained if the acquisitions occurred at the beginning of the respective periods or that may be obtained in the future.

	Pro Forma
	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006
	(Unaudited)

Total revenues	$623,249	$591,131
Net income from continuing operations	11,697	6,845
Net income from discontinued operations	(2,001)	—
Net income	$9,696	$6,845
Basic earnings per share:
Net income from continuing operations	$$0.50	$5.37
Net loss from discontinued operations	(0.09)	$—

Net income	$0.41	$5.37
Diluted earnings per share:
Net income from continuing operations	$0.47	$0.33
Net loss from discontinued operations	(0.08)	—

Net income	$0.39	$0.33

4.	Discontinued Operations

On December 31, 2007, the Company completed the divestiture of its TB Wood’s adjustable speed drives business (“Electronics Division”) to Finland-based Vacon for $29.0 million. The decision to sell the Electronics Division was made to allow the Company to continue its strategic focus on its core electro-mechanical power transmission business.

As of December 31, 2007, $11.9 million of cash had been received from Vacon for the purchase of the Electronics Division. The remaining $17.1 million is recorded as a receivable for the sale of Electronics Division on the December 31, 2007 consolidated balance sheet. The Company collected the $17.1 million in January 2008. In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), the Company determined that the Electronics Division became a discontinued operation in the fourth quarter of 2007. Accordingly, the operating results of the Electronics Division have been segregated from the continuing operations in the consolidated statements of income and comprehensive income for the periods subsequent to the acquisition of TB Wood’s (April 5, 2007) through December 31, 2007.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

The following table summarizes the results from discontinued operations for the periods indicated:

April 5 to
December 31,
2007

Sales	$28,715
Cost of sales	19,120

Gross Profit	9,595
Selling, general and administrative expenses	5,334
Research and development	1,825

Operating income from continuing operations	2,436
Interest income, net	(76)
Other non-operating income	(83)
Gain on the sale of the Electronics Division	1,513

Total income from discontinued operations before income taxes	4,108

Income taxes	6,109

Total net loss from discontinued operations	$(2,001)

The acquisition of TB Wood’s stock was accounted for in accordance with the provisions of SFAS 141, Business Combinations , and accordingly all assets acquired and liabilities assumed were recorded at fair value on the date of acquisition. Because the transaction was an acquisition of stock, the historical tax basis in the stock acquired was carried over and became the tax basis for the Company resulting in significant book-tax differences. In accordance with paragraph 30 of SFAS 109, Accounting for Income Taxes , deferred tax liabilities were not recorded in connection with the non-deductible goodwill resulting from the acquisition. In addition, there were significant differences between the outside and inside basis in the foreign subsidiaries’ stock that was sold as part of the disposal. As a result of these book-tax differences, we realized a significant gain on the sale of Electronics Division for tax purposes but a much smaller gain for book purposes. As a result, the tax expense on the gain on the discontinued operations significantly larger than one might expect when compared to the income from discontinued operations before taxes.

The Company entered into a transition services agreement to provide services such as sales support, warehousing, accounting and IT services to Vacon. The Company has recorded the income received as an offset to the related expense of providing the service. During 2008, the Company recorded $0.3 million against cost of sales, $1.1 million against SG&A and $0.6 million in other income related to lease payments for the rental of buildings. The Company expects to receive $0.6 million in lease revenue in 2009. The Company does not expect to receive additional funds related to the transition service agreement in 2009 and does not believe amounts received to date are significant.

Loss from discontinued operations in the year ended December 31, 2008 was comprised of a purchase price working capital adjustment, net of tax and a revision of tax estimates made in 2007 based on the actual amounts filed on the Company’s tax return in 2008.

5.	Inventories

Inventories located at certain subsidiaries acquired in connection with the TB Wood’s acquisition are stated at the lower of current cost or market, principally using the last-in, first-out (LIFO) method. All of the Company’s remaining subsidiaries are stated at the lower of cost or market, using the first-in, first-out (FIFO)

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

method. The cost of inventory includes direct materials, direct labor and production overhead. Market is defined as net realizable value. Inventories at December 31, 2008 and 2007 consisted of the following:

	December 31,	December 31,
	2008	2007

Raw Materials	31,925	$33,601
Work in process	21,310	20,376
Finished goods	45,175	47,858

Inventories, net	$98,410	$101,835

Approximately 13% of total inventories at December 31, 2008 were valued using the LIFO method. All LIFO inventory acquired as part of the TB Wood’s acquisition was valued at the estimated fair market value less cost to sell. The adjustment resulted in a $1.7 million increase in the carrying value of the inventory. From April 5, 2007 to December 31, 2007, a $0.3 million LIFO provision was recorded as a component of costs of sales in the accompanying consolidated statement of income and comprehensive income (loss). In the year ended December 31, 2008, a LIFO provision of $1.1 million was recorded. As of December 31, 2008 and 2007, the net LIFO reserve included as part of inventory on the consolidated balance sheet was an asset of $0.3 million and $1.4 million, respectively.

6.	Property, Plant and Equipment

Property, plant and equipment at December 31, 2008 and 2007, consisted of the following:

	2008	2007

Land	$12,923	$13,993
Buildings and improvements	31,597	30,360
Machinery and equipment	110,178	102,678

	154,698	147,031
Less — Accumulated depreciation	(44,478)	(33,988)
	$110,220	$113,043

During the fourth quarter of 2007, management entered into a plan to exit the building located in Stratford, Canada. The facility, which was acquired as part of the TB Wood’s acquisition is to be combined with the Company’s existing facilities in 2008. In the first quarter of 2008, management entered into a plan to exit two buildings, one in Scotland, Pennsylvania and one in Chattanooga, Tennessee. The two buildings were the operating facilities for the Electronics Division that are currently leased to Vacon. All of the buildings are actively being marketed by the Company and the Company expects to complete the sale of the properties within twelve months. The net book value for all of the buildings is less than the estimated fair market value less cost to sell and therefore no impairment loss has been recorded. In accordance with SFAS 144, the buildings are classified as an asset held for sale in the consolidated balance sheet.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

7.	Goodwill and Intangible Assets

Changes in goodwill during the year ended December 31, 2008 were as follows:

Balance December 31, 2007	$114,979
Goodwill impairment	(31,810)
Adjustments to acquisition related tax contingencies	(1,461)
Impact of changes in foreign currency	(4,211)

Balance December 31, 2008	$77,497

As a result of the annual goodwill impairment review in the fourth quarter of 2008, the Company determined that goodwill was impaired at three of our reporting units and therefore recorded a pre-tax charge of $31.8 million in the consolidated statement of income.

Other intangibles and related accumulated amortization consisted of the following:

	December 31, 2008		December 31, 2007
		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization

Other Intangible Assets
Intangible assets not subject to amortization:
Tradenames and trademarks	$30,730		$30,730	$—
Intangible assets subject to amortization:
Customer relationships	62,038	15,065	62,038	10,139
Product technology and patents	5,435	3,111	5,232	2,348
Impact of changes in foreign currency	(688)		3,430	—

Total intangible assets	$97,515	$18,176	$101,430	$12,487

The Company recorded $5.7 million, $5.5 million and $3.8 million of amortization for the years ended December 31, 2008, 2007 and 2006, respectively.

Customer relationships, product technology and patents are amortized over their useful lives ranging from 8 to 16 years. The weighted average estimated useful life of intangible assets subject to amortization is approximately 11 years.

The estimated amortization expense for intangible assets is approximately $5.7 million in each of the next five years and then $20.7 million thereafter.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

8.	Warranty Costs

Estimated expenses related to product warranties are accrued at the time products are sold to customers. Estimates are established using historical information as to the nature, frequency and average costs of warranty claims. Changes in the carrying amount of accrued product warranty costs for the year ended December 31, 2008 and 2007 are as follows:

	December 31,	December 31,
	2008	2007

Balance at beginning of period	$4,098	$2,083
Accrued warranty costs	2,919	2,310
Balance assumed with TB Wood’s acquisition	—	843
Balance sold with the Electronics Division	—	(873)
Payments and adjustments	(2,763)	(265)

Balance at end of period	$4,254	$4,098

9.	Income Taxes

Pre-tax income (loss) from continuing operations by domestic and foreign locations consists of the following:

	December 31,	December 31,	December 31,
	2008	2007	2006

Domestic	$2,324	$10,190	$15,969
Foreign	21,125	11,479	(1,231)

Balance at end of period	$23,449	$21,669	$14,738

The components of the provision for income taxes consists of the following:

	December 31,	December 31,	December 31,
	2008	2007	2006

Current:
Federal	$8,511	$781	$2,616
Foreign and State	6,819	1,972	1,991

	$15,330	$2,753	$4,607
Deferred:
Federal	128	4,988	998
Foreign and state	1,273	467	192

	1,401	5,455	1,190

Provision for income taxes	$16,731	$8,208	$5,797

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

A reconciliation from the federal statutory rate to the Company’s effective tax rate for income taxes from continuing operations is as follows:

	December 31,	December 31,	December 31,
	2008	2007	2006

Tax at U.S. federal income tax rate	$8,209	$7,584	$5,158
State taxes, net of federal income tax effect	486	306	674
Change in tax rate	9	(750)	53
Foreign Taxes	1,091	1,761	944
Interest	(1,831)	(1,365)	(1,361)
Goodwill Impairment	8,061	—	—
Other	706	672	329

Provision for income taxes	$16,731	$8,208	$5,797

The Company adopted the provisions of FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB 109” (“FIN 48”) at the beginning of fiscal 2007, which resulted in a decrease of approximately $0.2 million to the December 31, 2006 retained earning balance. FIN 48 provides a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

A reconciliation of the gross amount of unrecognized tax benefits excluding accrued interest and penalties is as follows:

	December 31,	December 31,
	2008	2007

Balance at beginning of period	$5,583	$922
Increases related to prior year tax positions	2,134	1,916
Increases related to acquisitions	—	3,581
Decreases related to prior year tax positions	(46)	(1,970)
Increases related to current year tax positions	72	1,785
Settlements	(398)	—
Lapse of statute of limitations	(1,132)	(651)

Balance at end of period	$6,213	$5,583

At December 31, 2008, the Company had $8.0 million of net unrecognized tax benefits that if recognized would reduce the Company’s effective tax rate. We do not expect the amount of unrecognized tax benefit disclosed above to change significantly over the next 12 months.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense in the consolidated statement of income. The Company had $2.7 million and $1.7 million of accrued interest and penalties, as of December 31, 2008 and December 31, 2007, respectively.

The Company and its subsidiaries file consolidated and separate income tax returns in the U.S. and federal jurisdiction as well as in various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities in all of these jurisdictions. With the exception of certain foreign jurisdictions, the Company is no longer subject to income tax examinations for the tax years prior to 2005 in these major jurisdictions. Additionally, the Company has indemnification agreements with the sellers of the Colfax PTH, Kilian and Hay Hall entities, which provides for reimbursement to the Company for payments made in satisfaction of tax liabilities relating to pre-acquisition periods.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 2008 and 2007 were as follows:

	2008	2007

Deferred tax assets:
Post-retirement obligations	$4,538	$5,031
Goodwill	5,112	2,051
Expenses not currently deductible	3,464	6,801
Net operating loss carryover	767	1,761
Other	—	177

Total deferred tax assets	13,881	15,821
Valuation allowance for deferred tax assets	(767)	(1,336)

Net deferred tax assets	13,114	14,485
Deferred tax liabilities:
Property, plant and equipment	15,279	16,081
Intangible assets	18,035	20,331
Other	1,515	2,106

Total deferred tax liabilities	34,829	38,518

Net deferred tax liabilities	(21,715)	(24,033)

At December 31, 2008 and 2007, the Company had net operating loss carry forwards primarily related to operations in the United Kingdom of $2.7 million and $6.3 million respectively, which can be carried forward indefinitely.

Valuation allowances are established for a deferred tax asset that management believes may not be realized. The Company continually reviews the adequacy of the valuation allowance and recognizes tax benefits only as reassessments indicate that it is more likely than not the benefits will be realized. A valuation allowance of $0.8 million and $1.3 million as of December 31, 2008 and December 31, 2007, respectively, has been established due to the uncertainty of realizing the benefits of these net operating losses. The valuation allowance was reduced by approximately $0.6 million in 2008 based upon the utilization of certain net operating loss carry forwards on the UK tax returns filed in 2008.

The Company’s current intention is to reinvest the total amount of its unremitted foreign earnings as of December 31, 2008 in the local tax jurisdiction to the extent that they are generated and available, or to repatriate the earnings only when tax effective. As such, the Company has not provided U.S. tax expense on approximately $27.9 million of unremitted earnings from certain of its foreign subsidiaries as they are considered to be permanently reinvested in these entities . If these undistributed earnings were distributed, it would result in incremental US tax expense of approximately $5.6 million to the Company.

10.	Pension and Other Employee Benefits

Defined Benefit (Pension) and Postretirement Benefit Plans

The Company sponsors various defined benefit (pension) and postretirement (medical and life insurance coverage) plans for certain, primarily unionized, active employees (those in the employment of the Company at or hired since November 30, 2004).

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Included in accumulated other comprehensive loss at December 31, 2008 is $3.2 million ($2.0 million, net of tax) of unrecognized actuarial losses that have not yet been recognized in net periodic pension cost.

The following tables represent the reconciliation of the benefit obligation, fair value of plan assets and funded status of the respective defined benefit (pension) and postretirement benefit plans as of December 31, 2008 and 2007:

	Pension Benefits		Other Benefits
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Change in benefit obligation:
Obligation at beginning of period	$28,011	$26,121	$3,482	$3,549
Service cost	239	325	58	72
Interest cost	1,561	1,452	213	175
Amendments	—	—	—	(25)
Curtailments, settlements and special termination benefits	—	2,899	(1,029)	(154)
Actuarial (gains) losses	(2,240)	(1,756)	224	168
Foreign exchange effect	(133)	374	—	—
Benefits paid	$(762)	$(1,404)	$(365)	$(303)

Obligation at end of period	$26,676	$28,011	$2,583	$3,482

Change in plan assets:
Fair value of plan assets, beginning of period	$14,580	$10,952	$—	$—
Actual return on plan assets	(2,943)	1,196	—	—
Employer contributions	3,947	3,836	365	302
Benefits paid	(762)	(1,404)	(365)	(302)

Fair value of plan assets, end of period	$14,822	$14,580	$—	$—

Funded status	$(11,854)	$(13,431)	$(2,583)	$(3,482)

Amounts Recognized in the balance sheet consist of:
Non current assets	$—	$—	$—	$—
Current liabilities	—	—	(313)	(312)
Non-current liabilities	(11,854)	(13,431)	(2,270)	(3,170)

Total	$(11,854)	$(13,431)	$(2,583)	$(3,482)

For all pension plans presented above, the accumulated and projected benefit obligations exceed the fair value of plan assets. The accumulated benefit obligation at December 31, 2008 and 2007 was $26.7 million and $28.0 million, respectively. Non-US pension liabilities recognized in the amounts presented above are $2.9 million and $3.2 million at December 31, 2008 and 2007, respectively.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

The weighted average discount rate used in the computation of the respective benefit obligations at December 31, 2008 and 2007 presented above are as follows:

	2008	2007

Pension benefits	6.25%	6.25%
Other postretirement benefits	6.25%	5.75%

The following table represents the components of the net periodic benefit cost associated with the respective plans:

	Pension Benefits			Other Benefits
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2007	2006	2008	2007	2006

Service cost	$239	$325	$513	$58	$72	$140
Interest cost	1,561	1,452	1,491	213	175	315
Recognized net actuarial loss	—	—	—	(25)	—	(113)
Expected return on plan assets	(1,374)	(1,066)	(829)	—	—	—
Settlement/Curtailment/
Special Termination Benefit	—	2,899	119	(924)	(154)	(3,838)
Amortization	(35)	(4)	6	(975)	(1,022)	(640)

Net periodic benefit (income) cost	$391	$3,606	$1,300	$(1,653)	$(929)	$(4,136)

The key economic assumptions used in the computation of the respective net periodic benefit cost for the periods presented above are as follows:

	Pension Benefits			Postretirement Benefits
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2007	2006	2008	2007	2006

Discount rate	6.25%	5.75%	5.5%	6.25%	5.75%	5.5%
Expected return on plan assets	8.5%	8.5%	8.5%	N/A	N/A	N/A
Compensation rate increase	N/A	N/A	N/A	N/A	N/A	N/A

The reasonableness of the expected return on the funded pension plan assets was determined by three separate analyses: (i) review of forty years of historical data of portfolios with similar asset allocation characteristics, (ii) analysis of six years of historical performance for the Predecessor plan assuming the current portfolio mix and investment manager structure, and (iii) a projected portfolio performance, assuming the plan’s target asset allocation.

For measurement of the postretirement benefit obligations and net periodic benefit costs, an annual rate of increase in the per capita cost of covered health care benefits of approximately 9.0% was assumed. This rate was assumed to decrease gradually to 5%. The assumed health care trends are a significant component of

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

the postretirement benefit costs. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point	Point
	Increase	Decrease

Effect on service and interest cost components for the period January 1, 2007 through December 31, 2008	$26	$(32)
Effect on the December 31, 2008 post-retirement benefit obligation	$280	$(176)

The asset allocations for the Company’s funded retirement plan at December 31, 2008 and 2007, respectively, and the target allocation for 2008, by asset category, are as follows:

	Allocation Percentage of
	Plan Assets at Year-End
	2008	Target	2007
	Actual	2008	Actual

Asset Category
Equity securities	8%	15%	66%
Fixed income securities	76%	85%	34%
Cash and cash equivalents	16%	—	—

The investment strategy is to achieve a rate of return on the plan’s assets that, over the long-term, will fund the plan’s benefit payments and will provide for other required amounts in a manner that satisfies all fiduciary responsibilities. A determinant of the plan’s returns is the asset allocation policy. The plan’s asset mix will be reviewed by the Company periodically, but at least quarterly, to rebalance within the target guidelines. The Company will also periodically review investment managers to determine if the respective manager has performed satisfactorily when compared to the defined objectives, similarly invested portfolios, and specific market indices.

Expected cash flows

The following table provides the amounts of expected benefit payments, which are made from the plans’ assets and includes the participants’ share of the costs, which is funded by participant contributions. The amounts in the table are actuarially determined and reflect the Company’s best estimate given its current knowledge; actual amounts could be materially different.

	Pension	Postretirement
	Benefits	Benefits

Expected benefit payments (from plan assets)
2009	$803	$381
2010	945	374
2011	1,080	376
2012	1,258	313
2013	1,399	220
Thereafter	9,116	989

The Company contributed $3.8 million to its pension plan in 2008. The Company has minimum cash funding requirements associated with its pension plan which are estimated to be $1.9 million in 2009, $1.5 million in 2010, $1.5 million in 2011 and $1.5 million annually until 2013.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

One of the Company’s four U.S. collective bargaining agreements expired in September 2007. In October 2007, the negotiations with the union covered by that agreement resulted in a provision to close the Erie, Pennsylvania plant by December 2008 through the transfer of manufacturing equipment to other existing facilities and a ratable reduction in headcount. The plant closure triggered a special retirement pension feature and plan curtailment.

Under the special retirement pension feature, plan participants became eligible for pension benefits at an age earlier than the normal retirement feature would allow, provided that service is broken by permanent shutdown, layoff or disability. The pension benefit was increased by a special supplemental benefit payment on a monthly basis and a special one time payment at the time of retirement. The curtailment and special termination benefits were approximately $2.9 million for the year ended December 31, 2007.

Also, in connection with the union renegotiation, the post retirement benefit plan for employees at that location have been terminated for all eligible employees who had not retired, or given notice to retire in 2007. As employees terminated their employment, the Company recognized a non-cash gain of $0.3 million and $0.2 million in the year ended 2008 and 2007, respectively.

In August 2008, an announcement was made that the Company would no longer close the plant in Erie, Pennsylvania, and would continue to employ those employees that had not previously been terminated and begin to negotiate a new collective bargaining agreement for the remaining employees. As a result of this announcement, the remaining employees are no longer eligible for the special retirement pension feature under the pension plan. An adjustment to the minimum pension liability was recorded in accumulated other comprehensive income, and will be amortized over the average expected remaining life expectancy of the participants of the plan. See Note 18 for a discussion of the new collective bargaining agreement.

In September 2008, the Company reached a new collective bargaining agreement with the labor union at the manufacturing facility in Warren, Michigan. The new collective bargaining agreement eliminated post-retirement healthcare benefits for all employees and retirees. This resulted in a settlement gain of $0.6 million in the year ended 2008.

In May 2006, the Company renegotiated its contract with the labor union at its South Beloit, IL manufacturing facility. As a result of the renegotiation, participants in the Company’s pension plan cease to accrue additional benefits starting July 3, 2006. Additionally, the other post retirement benefit plan for employees at that location has been terminated for all eligible participants who had not retired, or given notice to retire in 2006, by August 1, 2006. The Company recognized a non-cash gain associated with the curtailment of these plans in 2006 of $3.8 million.

Defined Contribution Plans

At November 30, 2004, the Company established a defined contribution plan for substantially all full-time U.S.-based employees on terms that mirror those previously provided by the Predecessor. All active employees became participants of the Company’s plan and all of their account balances in the Predecessor plans were transferred to the Company’s plan at Inception.

Under the terms of the Company’s plan, eligible employees may contribute from one to fifty percent of their compensation to the plan on a pre-tax basis. During 2008, the Company made matching contributions equal to half of the first six percent of salary contributed by each employee and makes a unilateral contribution of three percent of all employees’ salary (including non-contributing employees). Effective February 2009, the Company’s matching contribution has been suspended. The Company’s expense associated with the defined contribution plan was $1.8 million and $3.4 million during the years ended December 31, 2008 and 2007, respectively.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158 required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its pension plans and postretirement benefit plan in the December 31, 2006 balance sheet, with a corresponding adjustment to accumulated other comprehensive income (loss), net of tax. The adjustment to accumulated other comprehensive income (loss) at adoption represents the net unrecognized actuarial losses, unrecognized prior service costs, and unrecognized transition obligation remaining from the initial adoption of SFAS No. 87 Employers’ Accounting for Pensions (“SFAS No. 87”), all of which were previously netted against the plan’s funded status in the Company’s statement of financial position pursuant to the provisions of SFAS No. 87. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income at adoption of SFAS No. 158.

11.	Long-Term Debt

	December 31,	December 31,
	2008	2007

Debt:
Revolving credit agreement	$—	$—
TB Wood’s revolving credit agreement	6,000	7,700
Overdraft agreements	—	—
9% Senior Secured Notes	242,500	270,000
11.25% Senior Notes	4,706	7,790
Variable rate demand revenue bonds	5,300	5,300
Mortgages	2,257	2,639
Capital leases	2,672	3,449
Less: debt discount and premium, net of accretion	(1,912)	(2,812)

Total long-term debt	$261,523	$294,066

Revolving Credit Agreement

The Company maintains a $30 million revolving borrowings facility with a commercial bank (the “Revolving Credit Agreement”) through its wholly owned subsidiary Altra Industrial Motion, Inc. (“Altra Industrial”). The Revolving Credit Agreement is subject to certain limitations resulting from the requirement of Altra Industrial to maintain certain levels of collateralized assets, as defined in the Revolving Credit Agreement. Altra Industrial may use up to $10.0 million of its availability under the Revolving Credit Agreement for standby letters of credit issued on its behalf, the issuance of which will reduce the amount of borrowings that would otherwise be available to Altra Industrial. Altra Industrial may re-borrow any amounts paid to reduce the amount of outstanding borrowings; however, all borrowings under the Revolving Credit Agreement must be repaid in full as of November 30, 2010.

Substantially all of Altra Industrial’s assets have been pledged as collateral against outstanding borrowings under the Revolving Credit Agreement. The Revolving Credit Agreement requires Altra Industrial to maintain a minimum fixed charge coverage ratio (when availability under the line falls below $12.5 million) and imposes customary affirmative covenants and restrictions on Altra Industrial. Altra Industrial was in compliance with all requirements of the Revolving Credit Agreement at December 31, 2008.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

There were no borrowings under the Revolving Credit Agreement at December 31, 2008 and 2007, however, the lender had issued $7.6 million and $6.5 million of outstanding letters of credit on behalf of Altra Industrial, respectively.

In April 2007, Altra Industrial amended the Revolving Credit Agreement. The interest rate on any outstanding borrowings on the line of credit was reduced to the lender’s Prime Rate plus 25 basis points or LIBOR plus 175 basis points, at our election. The rate on all outstanding letters of credit was reduced to 1.5% and .25% on any unused availability under the Revolving Credit Agreement. All borrowings under the amended plan must be repaid by November 30, 2010.

TB Wood’s Revolving Credit Agreement

As part of the TB Wood’s acquisition, the Company refinanced the existing line of credit agreement with a commercial bank. The Company refinanced $13.0 million of debt associated with TB Wood’s line of credit. As of December 31, 2008 and 2007, there was $6.0 million and $7.7 million of debt outstanding under the TB Wood’s Credit Agreement, respectively. As of December 31, 2008 and 2007 there were $6.0 million and $6.9 million of outstanding letters of credit, respectively.

Overdraft Agreements

Certain of our foreign subsidiaries maintain overdraft agreements with financial institutions. There were no borrowings as of December 31, 2008 or 2007 under any of the overdraft agreements.

9% Senior Secured Notes

On November 30, 2004, Altra Industrial issued 9% Senior Secured Notes (“Senior Secured Notes”), with a face value of $165.0 million. Interest on the Senior Secured Notes is payable semiannually, in arrears, on June 1 and December 1 of each year, beginning June 1, 2005, at an annual rate of 9%.

In connection with the acquisition of TB Wood’s on April 5, 2007, Altra Industrial completed a follow-on offering issuing an additional $105.0 million of the Senior Secured Notes. The additional $105.0 million has the same terms and conditions as the previously issued Senior Secured Notes. The effective interest rate on the Senior Secured Notes, after the follow-on offering is approximately 9.6% after consideration of the amortization of $5.6 million net discount and $6.5 million of deferred financing costs.

The Senior Secured Notes are guaranteed by Altra Industrial’s U.S. domestic subsidiaries and are secured by a second priority lien, subject to first priority liens securing the Revolving Credit Agreement, on substantially all of Altra Industrial’s assets. The Senior Secured Notes contain numerous terms, covenants and conditions, which impose substantial limitations on Altra Industrial. Altra Industrial was in compliance with all covenants of the indenture governing the Senior Secured Notes at December 31, 2008.

During 2008, the Company retired $27.5 million aggregate principal amount of the outstanding senior secured notes at redemption prices between 102.0% and 104.4% of the principal amount of the Senior Secured Notes, plus accrued and unpaid interest. In connection with the redemption, the Company incurred $0.8 million of pre-payment premium. In addition, the Company wrote-off $0.4 million of deferred financing costs and $0.3 million of discount/premium.

The remaining principal amount of the Senior Secured Notes matures on November 30, 2011, unless previously redeemed by Altra Industrial prior to such maturity date. As of December 31, 2008, the remaining principal balance outstanding was $242.5 million.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

11.25% Senior Notes

On February 8, 2006, Altra Industrial issued 11.25% Senior Notes (“Senior Notes”), with a face value of £33 million. Interest on the Senior Notes is payable semiannually, in arrears, on August 15 and February 15 of each year, beginning August 15, 2006, at an annual rate of 11.25%. The effective interest rate on the Senior Notes is approximately 12.7%, after consideration of the $0.7 million of deferred financing costs (included in other assets). The Senior Notes mature on February 13, 2013.

The Senior Notes are guaranteed on a senior unsecured basis by Altra Industrial’s U.S. domestic subsidiaries. The Senior Notes contain numerous terms, covenants and conditions, which impose substantial limitations on the Company. Altra Industrial was in compliance with all covenants of the indenture governing the Senior Notes at December 31, 2008.

During 2008, Altra Industrial retired £0.7 million, or $1.3 million, aggregate principal amount of the outstanding Senior Notes at a redemption price of 106.0% of the principal amount of the Senior Notes, plus accrued and unpaid interest. In connection with the redemption, Altra Industrial incurred $0.1 million of pre-payment premium and wrote-off $0.1 million of deferred financing costs.

The remaining principal amount of the Senior Notes matures on February 13, 2013, unless previously redeemed by Altra Industrial prior to such maturity date. As of December 31, 2008, the remaining principal balance outstanding was £3.3 million, or $4.7 million.

Variable Rate Demand Revenue Bonds

In connection with the acquisition of TB Wood’s, the Company assumed obligation for the Variable Rate Demand Revenue Bonds outstanding as of the acquisition date. TB Wood’s had assumed obligation for approximately $3.0 million and $2.3 million of Variable Rate Demand Revenue Bonds issued under the authority of the industrial development corporations of the City of San Marcos, Texas and City of Chattanooga, Tennessee, respectively. These bonds bear variable interest rates (1.4% as of December 31, 2008) and mature in April 2024 and April 2022. The bonds were issued to finance production facilities for TB Wood’s manufacturing operations in those cities, and are secured by letters of credit issued under the terms of the TB Wood’s Credit Agreement. The Company currently is leasing the facility in Chattanooga, Tennessee to Vacon, the purchaser of the Electronics Division and the asset is classified as an asset held for sale at December 31, 2008.

Mortgage

In June 2006, the Company entered into a mortgage on its building in Heidelberg, Germany with a local bank. As of December 31, 2008 and 2007, the mortgage has a remaining principal of €1.6 million, or $2.3 million and €1.8 million or $2.6 million, respectively and an interest rate of 5.75% and is payable in monthly installments over 15 years.

Capital Leases

The Company leases certain equipment under capital lease arrangements, whose obligations are included in both short-term and long-term debt. Capital lease obligations amounted to approximately $2.7 million and $3.4 million at December 31, 2008 and 2007, respectively. Assets under capital leases are included in property, plant and equipment with the related amortization recorded as depreciation expense.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

12.	Stockholders’ Equity

Common Stock

In December 2006, the Company completed its initial public offering. The Company offered 3,333,334 shares and selling stockholders offered 6,666,666 shares. Proceeds to the Company after the underwriting discount and issuance cost were $39.3 million.

In June 2007, the Company closed its secondary public offering of 12,650,000 shares of its common stock, par value $0.001 per share (the “Shares”), which included 1,650,000 sold as a result of the underwriters’ exercise of their overallotment option in full at closing. The Company received proceeds of $48.7 million, net of issuance costs. In the offering the Company sold 3,178,494 Shares and certain selling stockholders, including Genstar Capital, the Company’s largest stockholder, sold an aggregate of 9,471,506 shares.

As of December 31, 2008, there were 90,000,000 shares of common stock authorized with a par value of $0.001 and 25,582,543 outstanding.

Amended and Restated Stockholders Agreement

We had entered into an agreement with our stockholders that granted certain rights to and placed certain limitations on the actions of our stockholders. These rights and restrictions generally included (i) restrictions on the right to sell or transfer our stock, (ii) the Genstar Funds’ rights of first refusal and drag-along rights with respect to sales of shares by other stockholders, (iii) the stockholders’ rights to participate in the sale of the our shares by the Genstar Fund (a co-sale right), (iv) the stockholders’ right of first offer with respect to additional sales of shares by us and (v) the Genstar Funds’ right to designate all of our directors. In addition, stockholders who were part of our management were subject to non- competition and non-solicitation provisions and also granted us and the Genstar Funds the right to repurchase their shares upon their termination of employment.

Upon the completion of the Company’s initial public stock offering, certain significant provisions of the stockholders agreement terminated automatically, including the rights of first refusal, drag-along rights, co-sale rights, rights of first offer, and the Genstar Funds’ right to designate directors. In addition, shares held by members of the Company’s management no longer are subject to a repurchase right upon termination. Members of management remained subject to the non-competition and non-solicitation provisions following the offering.

Preferred Stock

On December 20, 2006, the Company amended and restated its certificate of incorporation authorizing 10,000,000 shares of undesignated Preferred Stock (“Preferred stock”). The Preferred stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights, and qualifications, limitations and restrictions as determined by the Company’s Board of Directors. There was no Preferred stock issued or outstanding at December 31, 2008 or 2007.

Restricted Common Stock

The Company’s Board of Directors established the 2004 Equity Incentive Plan (the Plan) that provides for various forms of stock based compensation to independent directors, officers and senior-level employees of the Company. The restricted shares issued pursuant to the plan generally vest ratably over a period of one to five years from the date of grant, provided, that the vesting of the restricted shares may accelerate upon the

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

occurrence of certain liquidity events, if approved by the Board of Directors in connection with the transactions. Common stock awarded under the 2004 Equity Incentive Plan is generally subject to restrictions on transfer, repurchase rights, and other limitations and rights as set forth in the Stockholders Agreement and Registration Agreement. The shares are valued based on the share price on the date of grant.

The Plan permits the Company to grant restricted stock to key employees and other persons who make significant contributions to the success of the Company. The restrictions and vesting schedule for restricted stock granted under the Plan are determined by the Personnel and Compensation Committee of the Board of Directors. Compensation expense recorded during the year ended December 31, 2008, 2007 and 2006 was $2.0 million ($1.3 million, net of tax), $2.0 million ($1.5 million, net of tax) and $1.9 million ($1.3 million, net of tax), respectively. Compensation expense is recognized on a straight-line basis over the service period.

The following table sets forth the activity of the Company’s restricted stock grants to date:

		Weighted-Average
		Grant Date Fair
	Shares	Value

Restricted shares unvested December 31, 2006	1,620,089	$3.24
Shares granted	61,652	$16.88
Shares forfeited	(78,000)	$0.20
Shares for which restrictions lapsed	(482,877)	$4.23

Restricted shares unvested December 31, 2007	1,120,864	$3.76

Shares granted	166,462	$13.62
Shares forfeited	(35,941)	$3.40
Shares for which restrictions lapsed	(453,671)	$4.30

Restricted shares unvested December 31, 2008	797,714	$5.53

Total remaining unrecognized compensation cost is approximately $3.2 million as of December 31, 2008 and will be recognized over a weighted average remaining period of two years. The fair market value of the shares in which the restrictions have lapsed during 2008 was $6.7 million.

Common stock split

In December 2006, the Board of Directors of the Company approved a two-for-one reverse stock split of the Company’s common stock. All financial information presented reflects the impact of the reverse split.

13.	Related-Party Transactions

Joy Global Sales

One of the Company’s directors had been an executive of Joy Global, Inc. until his resignation from the executive position on March 3, 2008. The Company sold approximately $5.4 million to divisions of Joy Global, Inc. for the year ended December 31, 2007. Other than his former position as an executive of Joy Global, Inc., the Company’s director has no interest in sales transactions between the Company and Joy Global, Inc.

Management Agreement

At November 30, 2004, the Company entered into an advisory services agreement with Genstar Capital, L.P. (“Genstar”), whereby Genstar agreed to provide certain management, business strategy, consulting,

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

financial advisory and acquisition related services to the Company. Pursuant to the agreement, the Company was required to pay Genstar an annual consulting fee of $1.0 million (payable quarterly, in arrears at the end of each calendar quarter), reimbursement of out-of-pocket expenses incurred in connection with the advisory services and an advisory fee of 2.0% of the aggregate consideration relating to any acquisition or dispositions completed by the Company. The Company recorded $1.0 million in management fees, in selling, general and administrative expenses for the year ended December 31, 2006. Genstar also received a one-time transaction fee of $1.0 million for the Hay Hall acquisition and such amounts are reflected in selling, general and administrative expenses for the year ended December 31, 2006. In December 2006, the Genstar management agreement was terminated and $3.0 million was paid to Genstar as a termination fee. The Company has no further obligations to Genstar.

14.	Concentrations of Credit, Segment Data and Workforce

Financial instruments, which are potentially subject to counter party performance and concentrations of credit risk, consist primarily of trade accounts receivable. The Company manages these risks by conducting credit evaluations of customers prior to delivery or commencement of services. When the Company enters into a sales contract, collateral is normally not required from the customer. Payments are typically due within thirty days of billing. An allowance for potential credit losses is maintained, and losses have historically been within management’s expectations. No customer represented greater than 10% of total sales for the year ended December 31, 2008, 2007 and 2006.

The Company is also subject to counter party performance risk of loss in the event of non-performance by counterparties to financial instruments, such as cash and investments. Cash and investments are held by international or well established financial institutions.

The Company has one reportable segment for the development, manufacturing and sales of mechanical transmission products. The Company operates its business in multiple operating segments that are aggregated to represent one reportable segment under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). An operating segment, as defined, is the component of a business that has each of the following three characteristics:

•	The component engages in business activities from which it may earn revenues and incur expenses

•	The operating results of the component are regularly reviewed by the Company’s chief operating decision maker to assess performance of the individual component and make decisions about the allocation of resources

•	Discrete financial information of the component is available

The aggregation of the Company’s operating segments into one reportable segment is consistent with the objective and basic principles of SFAS 131 because all the operating segments have similar operational and economic characteristics. In making this assessment, management has considered:

(i) The nature of the products and services

(ii) The nature of the production processes

(iii) The type or class of customer for their products or services

(iv) The methods used to distribute their products or services

(v) The nature of the regulatory environment

Discrete financial information is not available by product line at the level necessary for management to assess performance or make resource allocation decisions.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Net sales to third parties and property, plant and equipment by geographic region are as follows:

	Net Sales Year Ended			Property, Plant and Equipment
	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2007	2006	2008	2007

North America (primarily U.S.)	$451,235	$424,031	$332,647	$82,577	$81,283
Europe	154,463	137,908	113,799	24,552	29,767
Asia and other	29,638	22,437	15,839	3,091	1,993

Total	$635,336	$584,376	$462,285	$110,220	$113,043

Net sales to third parties are attributed to the geographic regions based on the country in which the shipment originates. Amounts attributed to the geographic regions for property, plant and equipment are based on the location of the entity, which holds such assets. The net assets of our foreign subsidiaries at December 31, 2008 and 2007 were $73.5 million and $55.6 million, respectively.

The Company has not provided specific product line sales as our general purpose financial statements do not allow us to readily determine groups of similar product sales.

Approximately 21.4% of the Company’s labor force (13.2% and 46.1% in the United States and Europe, respectively) is represented by collective bargaining agreements.

15.	Restructuring, Asset Impairment and Transition Expenses

During 2007, the Company adopted two restructuring programs. The first was intended to improve operational efficiency by reducing headcount, consolidating its operating facilities and relocating manufacturing to lower cost areas (Altra Plan). The second was related to the acquisition of TB Wood’s and was intended to reduce duplicate staffing and consolidate facilities (TB Wood’s Plan). The plan was initially formulated at the time of the TB Wood’s acquisition and therefore an accrual was recorded as part of purchase price accounting. The total restructuring charges for the year ended December 31, 2008 were $2.3 million, primarily comprised of costs associated with the termination of certain individuals whose positions with the Company were determined to be redundant. In 2007, the total restructuring charges of $2.4 million were primarily comprised of costs associated with the relocation of certain manufacturing operations, including third party costs for transporting manufacturing equipment related to the consolidation of facilities and relocating personnel. These moving and relocation costs are recognized in the period in which the liability is incurred.

The Company’s total restructuring expense, by major component for the year ended December 31, 2008 were as follows:

	Year Ended			Year Ended
	December 31, 2008			December 31, 2007
		TB			TB
	Altra	Wood’s		Altra	Wood’s
	Plan	Plan	Total	Plan	Plan	Total

Expenses
Moving and relocation	$563	$89	$652	$1,055	$267	$1,322
Severance	1,471	—	1,471	718	—	718
Other				144	—	144

Total cash expenses	2,034	89	2,123	1,917	267	2,040

Loss on disposal of fixed assets	187	—	187	215	—	215

Total restructuring expenses	$2,221	$89	$2,310	$2,132	$267	$2,399

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

	Altra Plan	TB Wood’s Plan	Total

Balance at December 31, 2006	$—	$—	$—
Restructuring expense incurred	2,132	267	2,399
Accruals established as part of purchase accounting related to severance	—	1,741	1,741
Cash payments	(1,468)	(979)	(2,447)
Non-cash loss on disposal of fixed assets	(215)	—	(215)

Balance at December 31, 2007	$449	$1,029	$1,478
Restructuring expense incurred	2,221	89	2,310
Cash payments	(1,162)	(1,118)	(2,280)
Non-cash loss on disposal of fixed assets	(187)	—	(187)

Balance at December 31, 2008	$1,321	$—	$1,321

The Company does not expect to incur any additional expenses related to the Altra Plan or TB Wood’s Plan. The remaining severance of $1.3 million under the Altra Plan is expected to be paid during the first six months of 2009.

16.	Commitments and Contingencies

Minimum Lease Obligations

The Company leases certain offices, warehouses, manufacturing facilities, automobiles and equipment with various terms that range from a month to month basis to ten year terms and which, generally, include renewal provisions. Future minimum rent obligations under non-cancelable operating and capital leases are as follows:

Year Ended December 31:	Operating Leases	Capital Leases

2009	$4,313	$960
2010	3,591	882
2011	2,912	748
2012	2,438	310
2013	1,389	—
Thereafter	3,122	—

Total lease obligations	$17,765	2,900

Less amounts representing interest		(228)

Present value of minimum capital lease obligations		$2,672

Net rent expense under operating leases for the years ended December 31, 2008, 2007 and 2006 was approximately $5.5 million, $6.8 million and $6.6 million, respectively.

General Litigation

The Company is involved in various pending legal proceedings arising out of the ordinary course of business. None of these legal proceedings are expected to have a material adverse effect on the financial condition of the Company. With respect to these proceedings, management believes that it will prevail, has adequate insurance coverage or has established appropriate reserves to cover potential liabilities. Any costs

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

that management estimates may be paid related to these proceedings or claims are accrued when the liability is considered probable and the amount can be reasonably estimated. There can be no assurance, however, as to the ultimate outcome of any of these matters, and if all or substantially all of these legal proceedings were to be determined adversely to the Company, there could be a material adverse effect on the financial condition of the Company. As of December 31, 2008 and 2007, there were no product liability claims for which management believed a loss was probable. As a result, no amounts were accrued in the accompanying consolidated balance sheets for product liability losses at those dates.

The Company is indemnified under the terms of certain acquisition agreements for pre-existing matters up to agreed upon limits.

17.	Unaudited Quarterly Results of Operations:

Year ending December 31, 2008

	Fourth	Third	Second	First

Net Sales	$144,813	$159,448	$167,893	$163,182
Gross Profit	42,086	45,821	50,387	47,798
Net income (loss) from continuing operations	(20,743)	8,635	9,869	8,957
Net income (loss) from discontinued operations	—	173	—	(397)

Net (loss) income	(20,743)	8,808	9,869	8,560
Earnings per share — Basic
Net income from continuing operations	$(0.81)	$0.34	$0.39	$0.35
Net income (loss) from discontinued operations	$—	$0.01	$—	$(0.01)

Net income	$(0.81)	$0.35	$0.39	$0.34
Earnings per share — Diluted
Net income from continuing operations	$(0.81)	$0.33	$0.38	$0.35
Net income (loss) from discontinued operations	$—	$0.01	$—	$(0.01)

Net income	$(0.81)	$0.34	$0.38	$0.34

During the fourth quarter of 2008, the Company recorded a $31.8 million goodwill impairment ($28.4, net of tax), see footnote 7 for further discussion of this charge.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Year ending December 31, 2007

	Fourth	Third	Second	First

Net Sales	$150,864	$147,278	$153,528	$132,706
Gross Profit	42,421	41,681	43,117	38,048
Net income from continuing operations	1,933	3,424	4,336	3,768
Net income (loss) from discontinued operations	(3,353)	886	485	—

Net income (loss)	(1,420)	4,310	4,821	3,768
Earnings per share — Basic
Net income from continuing operations	$0.08	$0.14	$0.19	$0.17
Net income (loss) from discontinued operations	$(0.14)	$0.03	$0.03	—

Net income (loss)	$(0.06)	$0.17	$0.22	$0.17
Earnings per share — Diluted
Net income from continuing operations	$0.07	$0.13	$0.19	$0.16
Net income (loss) from discontinued operations	$(0.12)	$0.04	$(0.02)	—

Net income (loss)	$(0.05)	$0.17	$0.21	$0.16

Information for the second and third quarter of 2007 was adjusted to reflect the discontinued operation, to make the quarterly periods comparable.

18.	Subsequent Events (unaudited)

In February 2009, the Company’s Board of Directors approved the grant of 280,641 shares of restricted common stock under the 2004 Equity Incentive Plan, as amended, to certain members of management and independent directors of the Company.

In February 2009, the Company re-negotiated a collective bargaining agreement at its plant in Erie, Pennsylvania. One of the provisions of the new agreement reduces benefits that employees are entitled to receive through their post employment benefit plan. The post-employment health care benefits will no longer be available for employees who retire. In addition, no additional years of credited service will be accrued on the defined benefit pension plan effective February 28, 2009. The Company has not yet determined the financial impact of these changes in employee benefits.

In March 2009, the Company’s Board of Directors approved a restructuring plan to reduce the Company’s expenses and maximize near-term profitability. The Company’s cost-reduction initiatives are centered on three areas: workforce cutbacks, plant consolidations and procurement and other cost reductions. In connection with workforce cutbacks, in 2009, the Company expects to reduce our world-wide headcount by 232 employees. The Company expects to incur between $2.1 and $2.5 million of costs in 2009 related to these activities.

In addition, the Board of Directors approved the closing of up to six manufacturing plants during the next 18 months. The Company estimates the cost of consolidating these facilities will total between $10 and $12 million. In connection with the manufacturing plant consolidation the Company expects to reduce world-wide headcount by up to an additional 100 employees.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

19.	Guarantor Subsidiaries

The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission to allow it to issue debt securities that may be fully and unconditionally guaranteed by each of the Company’s, directly or indirectly, 100% owned U.S. domestic subsidiaries as of the date of issuance. The following condensed consolidating financial statements present separately the financial position, results of operations, and cash flows for (a) the Company, as parent, (b) the guarantor subsidiaries of the Company consisting of all of the, directly or indirectly, 100% owned U.S. domestic subsidiaries of the Company, (c) the non-guarantor subsidiaries of the Company consisting of all non-domestic subsidiaries of the Company, and (d) eliminations necessary to arrive at the Company’s information on a consolidated basis. These statements are presented in accordance with the disclosure requirements under the Securities and Exchange Commission’s Regulation S-X, Rule 3-10. Separate financial statements of the guarantor subsidiaries are not presented because their guarantees are full and unconditional and joint and several.

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Condensed Consolidating Balance Sheet

December 31, 2008

		Guarantor	Non Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$1	$24,432	$27,640	$—	$52,073
Trade receivables, less allowance for doubtful accounts	—	41,051	27,752	—	68,803
Loans receivable from related parties	—	37,649	—	(37,649)	—
Inventories	—	71,304	27,106	—	98,410
Deferred income taxes	—	7,923	109	—	8,032
Assets held for sale	—	3,515	1,161	—	4,676
Prepaid expenses and other current assets	1,192	6,164	(842)	—	6,514

Total current assets	1,193	192,038	82,926	(37,649)	238,508
Property, plant and equipment, net	—	77,424	32,796	—	110,220
Intangible assets, net	—	62,481	16,858	—	79,339
Goodwill	—	58,016	19,481	—	77,497
Deferred income taxes	—	—	495	—	495
Investment in subs	127,672	—	—	(127,672)	—
Other non-current assets	—	7,489	36	—	7,525

Total assets	$128,865	$397,448	$152,592	$(165,321)	$513,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$22,105	$11,785	$—	$33,890
Accrued payroll	—	9,610	7,165	—	16,775
Accruals and other current liabilities	—	12,478	6,277	—	18,755
Deferred income taxes	—	—	6,906	—	6,906
Current portion of long-term debt	—	2,925	466	—	3,391
Loans payable to related parties	—	—	37,649	(37,649)	—

Total current liabilities	—	47,118	70,248	(37,649)	79,717
Long-term debt — less current portion and net of unacreted discount and premium	—	255,933	2,199	—	258,132
Deferred income taxes	—	20,822	2,514	—	23,336
Pension liabilities	—	8,922	2,932	—	11,854
Other post retirement benefits	—	2,270	—	—	2,270
Long-term taxes payables	—	7,976	—	—	7,976
Other long-term liabilities	—	241	1,193	—	1,434
Total stockholders’ equity	128,865	54,166	73,506	(127,672)	128,865

Total liabilities and stockholders’ equity	$128,865	$397,448	$152,592	$(165,321)	$513,584

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Condensed Consolidating Balance Sheet

December 31, 2007

		Guarantor	Non Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$11,901	$4,079	$29,827	$—	$45,807
Trade receivables, less allowance for doubtful accounts	—	45,938	27,310	—	73,248
Loans receivable from related parties	—	75,777	—	(75,777)	—
Inventories	—	69,720	32,115	—	101,835
Deferred income taxes	—	8,468	(182)	—	8,286
Assets held for sale	—	3,567	1,161	—	4,728
Receivable from sale of Electronics	—	17,100	—	—	17,100
Prepaid expenses and other current assets	1,196	1,603	2,779	—	5,578

Total current assets	13,097	226,252	93,010	(75,777)	256,582
Property, plant and equipment, net	—	76,571	36,472	—	113,043
Intangible assets, net	—	66,432	22,511	—	88,943
Goodwill	—	89,323	25,656	—	114,979
Deferred income taxes	—	(66)	297	—	231
Investment in subs	133,335	—	—	(133,335)	—
Other non-current assets	—	6,247	500	—	6,747

Total assets	$146,432	$464,759	$178,446	$(209,112)	$580,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$25,619	$16,049	$—	$41,668
Accrued payroll	—	9,559	7,429	—	16,988
Accruals and other current liabilities	—	17,233	4,768	—	22,001
Taxes payable	—	—	—	—	—
Deferred income taxes	—	—	8,060	—	8,060
Current portion of long-term debt	—	2,096	571	—	2,667
Loans payable to related parties	—	—	75,777	(75,777)	—

Total current liabilities	—	54,507	112,654	(75,777)	91,384
Long-term debt — less current portion and net of unacreted discount and premium	—	288,414	2,985	—	291,399
Deferred income taxes	—	25,343	(853)	—	24,490
Pension liabilities	—	10,227	3,204	—	13,431
Other post retirement benefits	—	3,170	—	—	3,170
Long-term taxes payables	—	4,221	1,690	—	5,911
Other long-term liabilities	—	1,139	3,169	—	4,308
Total stockholders’ equity	146,432	77,738	55,597	(133,335)	146,432

Total liabilities and stockholders’ equity	$146,432	$464,759	$178,446	$(209,112)	$580,525

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Condensed Consolidating Statement of Income

	Year Ended December 31, 2008
		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$462,427	$222,441	$(49,532)	$635,336
Cost of sales	—	343,380	155,396	(49,532)	449,244

Gross profit	—	119,047	67,045	—	186,092
Selling, general and administrative expenses	—	63,055	36,130	—	99,185
Research and development expenses	—	4,024	2,565	—	6,589
Restructuring costs	—	978	1,332	—	2,310
Other post employment benefit plan settlement gain	—	(925)	—	—	(925)
Goodwill impairment	—	29,913	1,897	—	31,810
Loss on sale/disposal of assets	—	790	794	—	1,584

Income from operations	—	21,212	24,327	—	45,539
Interest expense, net	—	28,303	36	—	28,339
Other non-operating income, net	—	(3,405)	(2,844)	—	(6,249)
Equity in earnings of subsidiaries	6,494	—	—	(6,494)	—

Income (loss) before income taxes	6,494	(3,686)	27,135	(6,494)	23,449
Provision for income taxes	—	7,505	9,226	—	16,731

Net income from continuing operations	6,494	(11,191)	17,909	(6,494)	6,718
Net loss from discontinued operations		(224)	—		(224)

Net income	6,494	(11,415)	17,909	(6,494)	6,494

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Condensed Consolidating Statement of Income

	Year Ended December 31, 2007
		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$430,168	$204,181	$(49,973)	$584,376
Cost of sales	—	319,322	149,760	(49,973)	419,109

Gross profit	—	110,846	54,421	—	165,267
Selling, general and administrative expenses	51	57,783	35,377	—	93,211
Research and development expenses	—	3,562	2,515	—	6,077
Restructuring costs	—	1,776	623	—	2,399
Other post employment benefit plan settlement loss	—	2,745	—	—	2,745
Loss on sale/disposal of assets	—	—	—	—	—

Income (loss) from operations	(51)	44,980	15,906	—	60,835
Interest expense, net	—	38,374	180	—	38,554
Other non-operating (income) expense, net	—	3,098	(2,486)	—	612
Equity in earnings of subsidiaries	11,511	—	—	(11,511)	—

Income before income taxes	11,460	3,508	18,212	(11,511)	21,669
Provision for income taxes	—	935	7,273	—	8,208

Net income from continuing operations	11,460	2,573	10,939	(11,511)	13,461
Net income (loss) from discontinued operations		130	(2,131)		(2,001)

Net income	11,460	2,703	8,808	(11,511)	11,460

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Condensed Consolidating Statement of Income

	Year Ended December 31, 2006
		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$325,684	$152,641	$(16,040)	$462,285
Cost of sales	—	237,138	115,738	(16,040)	336,836

Gross profit	—	88,546	36,903	—	125,449
Selling, general and administrative expenses	20	54,087	29,169	—	83,276
Research and development expenses	—	2,689	2,249	—	4,938
Other post employment benefit plan settlement gain	—	(3,838)	—	—	(3,838)
Restructuring costs	—	—	—	—	—

Income from operations	(20)	35,608	5,485	—	41,073
Interest expense, net	1,957	17,320	6,202	—	25,479
Other non-operating expense, net	—	342	514	—	856
Equity in earnings of subsidiaries	10,363	—	—	(10,363)	—

Income (loss) from continuing operations before income taxes	8,386	17,946	(1,231)	(10,363)	14,738
Provision (benefit) for income taxes	(555)	5,144	1,208	—	5,797

Net income (loss)	8,941	12,802	(2,439)	(10,363)	8,941

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2008
		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities
Net income	$6,494	$(11,415)	$17,909	$(6,494)	$6,494
Undistributed equity in earnings of subsidiaries	$(6,494)	$—	$—	$6,494	—
Adjustments to reconcile net income to net cash flows:
Depreciation	—	11,071	4,308	—	15,379
Amortization of intangible assets	—	4,120	1,569	—	5,689
Amortization and write-offs of deferred loan costs	—	2,133	—	—	2,133
Gain on foreign currency, net	—	(2,470)	(2,579)	—	(5,049)
Accretion of debt discount and premium, net	—	898	—	—	898
Loss on sale of Electronics	—	224			224
Loss on sale of assets	—	790	794	—	1,584
Goodwill impairment	—	29,912	1,898	—	31,810
Other post employment benefit plan settlement gain	—	(925)	—	—	(925)
Deferred income tax provision	—	92	1,309	—	1,401
Stock based compensation	—	1,951	—	—	1,951
Changes in assets and liabilities:
Trade receivables	—	4,887	(5,820)	—	(933)
Inventories	—	(1,584)	(490)	—	(2,074)
Accounts payable and accrued liabilities	—	(14,618)	1,350	—	(13,268)
Other current assets and liabilities	—	(1,979)	3,248	—	1,269
Other operating assets and liabilities	—	(43)	(1,426)	—	(1,469)

Net cash provided by operating activities	—	23,044	22,070	—	45,114

Cash flows from investing activities
Purchase of fixed assets	—	(13,537)	(5,752)	—	(19,289)
Proceeds from sale of Electronics Division	—	17,310	—	—	17,310
Payments for prior year acquisitions	—	(1,708)	—	—	(1,708)

Net cash provided by (used in) investing activities	—	2,065	(5,752)	—	(3,687)

Cash flows from financing activities
Payments on Senior Notes	—	(1,346)	—	—	(1,346)
Payments on Senior Secured Notes	—	(27,500)	—	—	(27,500)
Payments on revolving credit agreement	—	(1,723)	—	—	(1,723)
Net payments to Parent	—	11,900	—	(11,900)	—
Payments on mortgages	—	—	(266)	—	(266)
Change in affiliate debt	(11,900)	14,509	(14,509)	11,900	—
Payment on capital leases	—	(596)	(329)	—	(925)

Net cash used in financing activities	(11,900)	(4,756)	(15,104)	—	(31,760)

Effect of exchange rate changes on cash and cash equivalents	—	—	(3,401)	—	(3,401)

Net change in cash and cash equivalents	(11,900)	20,353	(2,187)	—	6,266
Cash and cash equivalents at beginning of year	11,901	4,079	29,827	—	45,807

Cash and cash equivalents at end of period	$1	$24,432	$27,640	$—	$52,073

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2007
		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities
Net income	$11,460	$2,703	$8,808	$(11,511)	$11,460
Undistributed equity in earnings of subsidiaries	$(11,511)	$—	$—	$11,511	—
Adjustments to reconcile net income to net cash flows:
Depreciation	—	10,835	5,612	—	16,447
Amortization of intangible assets	—	3,920	1,572	—	5,492
Amortization and write-offs of deferred loan costs	—	3,448	—	—	3,448
Loss on foreign currency, net	—	586	146	—	732
Accretion of debt discount and premium, net	—	774	—	—	774
Inventory step-up	—	275	651	—	926
Loss on sale of fixed assets	—	313	—	—	313
Other post employment benefit plan settlement gain	—	2,745	—	—	2,745
Gain on sale of Electronics Division	—	(2,927)	—	—	(2,927)
Deferred income tax provision	—	5,455			5,455
Stock based compensation	—	2,038	—	—	2,038
Changes in assets and liabilities:
Trade receivables	—	6,453	(2,135)	—	4,318
Inventories	—	2,807	(5,084)	—	(2,277)
Accounts payable and accrued liabilities	9	(12,384)	1,685	—	(10,690)
Other current assets and liabilities	—	3,991	(256)	—	3,735
Other operating assets and liabilities	—	429	(610)	—	(181)

Net cash (used in) provided by operating activities	(42)	31,461	10,389	—	41,808

Cash flows from investing activities
Purchase of fixed assets	—	(7,959)	(3,674)	—	(11,633)
Acquisitions, net of cash acquired	—	(123,867)	—	—	(123,867)
Proceeds from the sale of Electronics	10,828	—	—	—	10,828

Net cash (used in) provided by investing activities	10,828	(131,826)	(3,674)	—	(124,672)

Cash flows from financing activities
Payments on Senior Notes	—	(58,428)	—	—	(58,428)
Proceeds from Senior Secured Notes	—	106,050	—	—	106,050
Capital Contribution from Parent	—	49,015	—	(49,015)	—
Proceeds from secondary public offering	49,592	—	—	—	49,592
Payment of debt issuance costs	—	(4,235)	—	—	(4,235)
Initial public offering costs	(2,180)	—	—	—	(2,180)
Borrowings on revolver	—	8,315	—	—	8,315
Payments on revolving credit agreement	—	(13,520)	—	—	(13,520)
Payments received from Parent Company	—	(13,554)	—	13,554	—
Payments on mortgages	—	—	(126)	—	(126)
Change in affiliate debt	(46,297)	(4,263)	15,099	35,461	—
Payment on capital leases	—	(464)	(467)	—	(931)

Net cash provided by financing activities	1,115	68,916	14,506	—	84,537

Effect of exchange rate changes on cash and cash equivalents	—	—	1,607	—	1,607

Net change in cash and cash equivalents	11,901	(31,449)	22,828	—	3,280
Cash and cash equivalents at beginning of year	—	35,528	6,999	—	42,527

Cash and cash equivalents at end of period	$11,901	$4,079	$29,827	$—	$45,807

ALTRA HOLDINGS, INC.

Notes to Consolidated Financial Statements — (Continued)
Amounts in thousands, unless otherwise noted

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2006
		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities
Net income	$8,941	$12,802	$(2,439)	$(10,363)	$8,941
Undistributed equity in earnings of subsidiaries	$(10,363)	$—	$—	$10,363	—
Adjustments to reconcile net income to net cash flows:
Depreciation	—	6,593	4,228	—	10,821
Amortization of intangible assets	—	3,469	321	—	3,790
Amortization and write-offs of deferred loan costs	287	968	—	—	1,255
Loss on foreign currency, net	—	415	664	—	1,079
Accretion of debt discount and premium, net	—	942	—	—	942
Inventory step-up	—	245	2,033	—	2,278
Loss on sale of fixed assets	—	—	—	—	—
Other post employment benefit plan settlement gain	—	(3,838)	—	—	(3,838)
Loss on sale of Electronics Division	—	—	—	—	—
Deferred income tax provision	—	2,341	(1,151)		1,190
Stock based compensation	—	1,945	—	—	1,945
Changes in assets and liabilities:
Trade receivables	—	(2,363)	2,033	—	(330)
Inventories	—	(4,285)	312	—	(3,973)
Accounts payable and accrued liabilities	(1,150)	(7,136)	(3,141)	—	(11,427)
Other current assets and liabilities	—	(1,721)	(576)	—	(2,297)
Other operating assets and liabilities	—	1,545	(793)	—	752

Net cash (used in) provided by operating activities	(2,285)	11,922	1,491	—	11,128

Cash flows from investing activities
Purchase of fixed assets	—	(7,213)	(2,195)	—	(9,408)
Acquisitions, net of cash acquired	—	(13,065)	(40,690)	—	(53,755)
Proceeds from the sale of Electronics	—	—	—	—	—

Net cash used in investing activities	—	(20,278)	(42,885)	—	(63,163)

Cash flows from financing activities
Payments on Senior Notes	—	57,625	—	—	57,625
Proceeds from initial public offering	41,850	—	—	—	41,850
Payment of debt issuance costs	—	(2,731)	—	—	(2,731)
Initial public offering costs	(1,176)	—	—	—	(1,176)
Payment of Subordinated Notes	(14,000)	—	—	—	(14,000)
Payments on Senior Secured Notes	—	—	—	—	—
Proceeds from mortgage	—	—	2,510	—	2,510
Borrowings on revolver	—	5,057	—	—	5,057
Payments on revolving credit agreement	—	(5,057)	—	—	(5,057)
Payments received from Parent Company	—	24,389	—	(24,389)	—
Payments on mortgages	—	—	—	—	—
Change in affiliate debt	(24,389)	(41,322)	41,322	24,389	—
Payment on capital leases	—	(183)	(58)	—	(241)

Net cash provided by financing activities	2,285	37,778	43,774	—	83,837

Effect of exchange rate changes on cash and cash equivalents	—	—	665	—	665

Net change in cash and cash equivalents	—	29,422	3,045	—	32,467
Cash and cash equivalents at beginning of year	—	6,106	3,954	—	10,060

Cash and cash equivalents at end of period	$—	$35,528	$6,999	$—	$42,527